News Release

          Marshall & Ilsley Corporation
          770 North Water Street/Milwaukee, Wisconsin
          53202


For release:   Immediately

For further information:  M.A. Hatfield (414) 765-7809


    MARSHALL & ILSLEY CORPORATION FILES WITH SEC TO
   ESTABLISH M&I DATA SERVICES AS A SEPARATE PUBLIC
       COMPANY; REPORTS SECOND QUARTER EARNINGS

Milwaukee, WI July 13, 2000-Marshall & Ilsley
Corporation (M&I) today announced that a registration statement has been filed with the Securities and Exchange Commission (SEC) for the initial public offering (IPO) of M&I Data Services.

Effective immediately, M&I Data Services will change its name to Metavante Corporation (Metavante), with Joseph L. Delgadillo continuing to serve as its president and chief executive officer. Marshall &
Ilsley Corporation will own over 80% of the shares after completion of the offering. It is anticipated these shares will be distributed to M&I's shareholders in the form of a dividend within a year after the IPO.

"As a corporation, we have a responsibility to ensure each of our businesses is given every opportunity to be successful," said James B. Wigdale, chairman of Marshall & Ilsley Corporation. "Being its own publicly held company will give Metavante the ability to compete even more effectively in the marketplace."

Marshall & Ilsley Corporation will continue to use
Metavante's state-of-the-art products and services and will partner with the company in strategic alliances to serve our customer base.

Donaldson, Lufkin & Jenrette, Salomon Smith Barney, and
UBS Warburg will manage the offering. The public offering will be made only by means of a prospectus, which, when available, may be obtained by writing to or telephoning the underwriters:

     Donaldson, Lufkin & Jenrette, 227 Park Avenue, New
     York, NY 10172, (212) 892-4525

     Salomon Smith Barney Inc., Brooklyn Army Terminal,
     140 East 58th Street, 8th Floor, Brooklyn, New
     York 11220, (718) 765-6732

     UBS Warburg, 229 Park Avenue, New York, NY 10171
     (212) 821-2115

A registration statement relating to these securities has been filed with the Securities and Exchange
Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

Marshall & Ilsley Corporation Announces Charter Consolidations

In recent years, Marshall & Ilsley Corporation has consolidated many operational activities as part of a continuing process to strengthen its business lines, its products and customer service. This fall, Marshall
& Ilsley Corporation will begin to reduce the number of banking charters under which it operates. This process will increase efficiencies and complement M&I business line management strategies and will continue through the first half of 2001. M&I's long-standing commitment to serving the community will continue, with local bank presidents and boards managing bank operations in their regional banking divisions. Customers will be able to maintain their local banking relationships, while having the option to more easily do their banking at any M&I location.

"The single charter will enable us to move more quickly in taking advantage of new business opportunities and in developing the new products and services our customers need to compete successfully," said Wigdale.

In addition to strengthening the business line management efficiencies in the markets we currently serve, Marshall & Ilsley Corporation will also grow through market expansion. M&I will continue to seek new affinity banking relationships with non-financial companies to provide their customers with a complete line of retail and wholesale financial services. These strategic alliances present a significant opportunity for future growth.

"The exciting changes taking place will create significant advantages for Marshall & Ilsley
Corporation and will make available the financial and human resources needed to continue to grow the banking side of our business," continued Wigdale. "M&I's financial affiliates will continue to concentrate their efforts on providing the premier financial services that have made M&I one of the strongest financial institutions in the Midwest."

Costs associated with the proposed IPO of Metavante and charter consolidation will approximate $19 million. It is anticipated these costs, along with additional charges of up to $33 million related to asset sales and investment portfolio realignment, will be taken in the third quarter of 2000 and subsequent quarters, as the costs are incurred.

Marshall & Ilsley Corporation Announces Second Quarter Earnings

Marshall & Ilsley Corporation today announced net income for the second quarter ended June 30, 2000 was $90.3 million, up from the $87.5 million recorded in the same period in 1999. Diluted income per share increased 7.8 percent to $.83 for the second quarter, versus $.77 for the same period a year ago. Cash diluted income per share was $.87, versus $.81 a year ago.

Return on average assets was 1.45 percent versus 1.57
percent in 1999. Return on tangible equity was 21.40 percent this quarter compared to 20.04 percent for the second quarter of 1999.

For the six months ended June 30, 2000, net income was $180.9 million, versus $173.0 million of income for the same period in 1999. Diluted income per share was $1.66, versus $1.52 for the six months ended June 30, 1999.

Assets at quarter end were $25.2 billion, compared to $22.8 billion for the same period in 1999. Book value per share was $19.92 at June 30, 2000, compared to $19.37 for the same date a year ago. Total loans were $17.4 billion, versus $14.9 billion at June 30, 1999.

Following the trend of prior quarters, M&I continues to experience slow deposit growth and pressure on the margin. It is anticipated this trend will carry on for the balance of the year.

Marshall & Ilsley Corporation, headquartered in
Milwaukee, Wisconsin, has $25.2 billion in assets.  The
Corporation has 26 affiliate banks with more than 200 offices in Wisconsin. The Corporation also has a bank in Phoenix, Arizona with 13 offices, a bank in Nevada with offices located in Illinois and Florida and trust companies in Wisconsin, Arizona and Florida. M&I, a diversified financial services company, also owns and operates 49 offices throughout the country that provide trust and investment management, equipment leasing, mortgage banking and data processing.

This press release contains forward-looking statements concerning M&I's future financial results. Such statements are subject to important factors which could cause M&I's actual results to differ materially from those anticipated by the forward-looking statements.
These factors include those referenced in M&I's Annual
Report on Form 10-K for the year ended December 31, 1999 and as may be described from time to time in M&I's subsequent SEC filings.